SECOND AMENDMENT

TO THE

MACON BANK

AMENDED AND RESTATED LONG TERM CAPITAL APPRECIATION PLAN

DATED DECEMBER 15, 2004

THIS SECOND AMENDMENT is adopted this 16th day of March, 2011, by Macon Bank, Inc., a North Carolina corporation located in Franklin, North Carolina (the “Bank”).

The Bank executed the Amended and Restated Long Term Capital Appreciation Plan on December 15, 2004, effective as of July 1, 1998.

The Bank executed the First Amendment to the Macon Bank Amended and Restated Long Term Capital Appreciation Plan dated December 15, 2004 on December 10, 1998, effective as of January 1, 2005 (as amended, the “Plan”).

The undersigned hereby further amends the Plan effective as of February 28, 2011 (the “Freeze Date”) in order to freeze participation, vesting, and benefit accruals in the Plan in connection with the Macon Bancorp Plan of Conversion in which the parent holding company of the Bank will convert from a mutual form to a stock form of organization.

Section 1.22 of the Plan shall be deleted in its entirety and replaced by the following:

1.22	“Participant” shall mean (i) executive officers Stiles, Plemens, Jeffress, Morgan, and Brown, (ii) an individual who serves as a Director of the Bank on the Effective Date, regardless of whether or not the Director is an Employee, and (iii) any Director or Employee whom the Board specifically selects for participation in the Plan after the Effective Date, provided that an Employee shall be eligible for Plan participation only if the Employee is a member of a select group of the Bank’s management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time. Notwithstanding the foregoing, there shall be no new Participants added to the Plan on or after the Freeze Date.

Section 1.29 of the Plan shall be deleted in its entirety and replaced by the following:

1.29	“Vested Percentage” shall be determined for each Participant by dividing the Participant’s actual Years of Service by ten (10); provided that a Participant’s Vested Percentage shall be one hundred percent (100%) in the event of the Participant’s Termination of Service due to death, Disability or Change in Control. Notwithstanding the foregoing, each Participant’s Vested Percentage shall be determined as of the Freeze Date, and there shall be no increase in the Vested Percentage of any Participant on or after the Freeze Date.

The following Section 2.7 shall be added to the Plan immediately following Section 2.6:

2.7	Frozen Account Balances. Notwithstanding anything else to the contrary in this Article II concerning Credits to the Account balances of all Participants who are not receiving payments of their Benefits as of the Freeze Date shall be frozen as of the Freeze Date. No credits in the form of deferrals, credits of Capital Appreciation Rights, or earnings in the form of return on equity or (under Section 2.3) or simple interest (under Section 2.6) shall be made on or after the Freeze Date. Each Participant’s frozen Account balance shall be determined by the Committee as of the Freeze Date and shall equal the sum of

(i)      all Deferrals made by the Participant, Initial Credits made pursuant to Section 2.2 hereof, and any earnings credited pursuant to Section 2.3 hereof, and

(ii)      the product obtained when each of the Participant’s Capital Appreciation Rights is multiplied by both the Participant’s Vested Percentage and the applicable Appreciation Percentage.

IN WITNESS OF THE ABOVE, the parties hereto have hereunto set their hands the day and year first above written.

Witnessed by:	MACON BANK, INC.

By:
A duly Authorized Committee Member

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